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Exhibit 3.8

ARTICLES OF INCORPORATION

OF

BLOOMINGTON, MN., L.T., INC.

        We, the undersigned, of full age, for the purpose of forming a corporation under and pursuant to the provisions of Chapter 302A of the Minnesota Statutes, and laws amendatory thereof and supplementary thereto, do hereby associate ourselves as a body corporate and adopt the following Articles of Incorporation:

ARTICLE I

        The name of the corporation is

          BLOOMINGTON, MN., L.T., INC.

ARTICLE II

        The nature of the business, or objects or purposes to be transacted, promoted or carried on are to do any and all of the things hereinafter set forth to the same extent as natural persons might or could do, in any part of the world, namely:

            To buy, sell and generally deal in and with (at wholesale, retail or both) all linens, domestics, draperies, home furnishings and other accessories thereto related.

            To purchase, lease or otherwise acquire, hold, improve, sell lease, mortgage and generally deal in lands and buildings and interest therein, necessary or incidental to the business.

            To buy, hold, own, mortgage, exchange, lease, rent, sell, convey and otherwise acquire, dispose of and deal in, operate, manage, improve and develop real property, improved and unimproved, and any interest therein, and buildings, fixtures and other structures therein, and personal property appurtenant thereto or connected therewith; to erect, construct and operate buildings, structures and works of every kind and description; and to reconstruct, renovate, alter, rehabilitate and improve buildings and structure and their appurtenances.

            To make, manufacture, produce, purchase and otherwise acquire, hold, own, store, sell and otherwise dispose of, mortgage, pledge, export, import, receive on consignment or otherwise, all on behalf of itself or of others, and in any way deal in goods, wares, merchandise, commodities, and personal property of every kind, nature and description, and to act as manufacturers, importers, exporters, wholesalers, retailers, agents, sales agents, factors, brokers, commission merchants and commission brokers with respect thereto.

            To obtain or otherwise acquire from any person, firm, partnership, association, corporation or other legal entity, public or private, domestic or foreign, or from the government of any country, territory, state, municipality or of any political or administrative subdivision or department thereof, and to hold, own, use, exercise, exploit, dispose of and realize upon any and all powers, rights, privileges, immunities, franchises, guarantees, grants and concessions which the corporation may den desirable; and to undertake and prosecute any business dependent thereon.

            To apply for, obtain, register, purchase, lease or otherwise acquire, hold, use, exploit, operate, exercise, develop, manufacture under, introduce, sell, assign, lease, grant licenses in respect of or otherwise dispose of, pledge or otherwise give liens upon or against, invest, trade and deal in and with or otherwise turn to account and otherwise contract with reference to letters patent, copyrights, trade-marks and trade names, licenses with respect thereto, and any and all inventions improvements, apparatus, appliances, processes, formulae, design or rights used in connection with or secured under letters patent or otherwise, whether of the United States of America or of any other government or Country; and to engage in, carry on, conduct, manage and transact any business which may be deemed, directly or indirectly, to aid, effectuate or develop the same or any of them.

            To make, enter into and perform contracts and arrangements of every kind and description for any lawful purpose with any person, firm, partnership, association, corporation or other legal entity, public or private, domestic or foreign, and with the government of any country, territory, state, municipality or of any political or administrative subdivision or department thereof.

            To borrow and raise money for its corporate purposes, and, without limit as to amount, to draw, make, accept, indorse, execute, issue and deliver promissory notes, drafts, bills of exchange, warrants, bonds, debentures and other negotiable or non-negotiable instruments, obligations and evidences of indebtedness of any nature, and to make the payment thereof and the interest thereon by mortgage upon or pledge, deed, conveyance or assignment in trust of the whole or any part of the property of the corporation, whether at the time owned or thereafter acquired, and to sell, pledge or otherwise dispose of such bonds, debentures, notes or other obligations or evidences of indebtedness.

            To subscribe for, purchase, borrow or otherwise acquire, own, hold, sell, lend, exchange, pledge, hypothecate or otherwise dispose of, invest, trade and deal in and with or otherwise realize upon, alone or in syndicates or otherwise in conjunction with others, stocks, bonds, debentures, notes, acceptances, bills of exchange, warrants, or other securities made, created or issued by any person, firm, partnership, association, corporation, or other legal entity, public or private, domestic or foreign, or by the government or any country, territory, state, municipality or political or administrative subdivision or department thereof, and any and all trust, participation or other certificates of or for, or receipts evidencing interest in, any such securities, in whole or in part, its own shares of stock, bonds, debentures, notes, evidences of indebtedness or other securities or to make payment there- for by any other lawful means; and, while the owner or holder of any such securities or of any interest therein, to possess and exercise all the rights, powers and privileges of ownership, including the right to vote thereon for any and all purposes.

            To purchase, hold, sell, transfer, reissue or cancel the shares of its own stock of any of its securities or other obligations or an rights therein; provided that it shall not use its funds or property for the purchase of shares of its own capital stock when such would cause an impairment of its capital, except as otherwise permitted by law; and provided further, that shares of its own capital stock belonging to it shall not be voted upon directly or indirectly.

            To make, enter into and perform any lawful contracts or arrangements for sharing of profits, union of interests, reciprocal concessions or cooperation with any person, firm, partnership, association, corporation or other legal entity, public or private, foreign or domestic, carrying on or proposing to carry on any business or transaction which this corporation is authorized to carry on expressly or by implication, or with the government of any country, territory, state, municipality or political or administrative subdivision or department thereof carrying on or proposing to carry on any such business or transaction.

            To have and maintain one or more offices and to conduct and carry on any or all of its operations anywhere in the world.

            To organize or cause to be organized under the laws of any country, territory, state or political or administrative subdivision or department thereof, any corporation or corporations for the purpose of accomplishing any or all of the objects for which this corporation or corporations or to cause the same to be dissolved, wound up, liquidated, merged or consolidated.

The foregoing clauses shall be construed both as objects and powers, and the natters expressed in each clause shall, except as otherwise expressly provided, be in no way limited by reference to or inference from the terms of any other clause, but shall be regarded as independent objects and powers and the enumeration herein of any specific powers shall not be construed to limit or restrict in any manner the exercise by the corporation of the general powers now or hereafter conferred upon corporations by the laws of the State of Minnesota, nor shall expression of one thing be deemed to exclude another of like nature but not expressed.

ARTICLE III

        Its duration is perpetual.

ARTICLE IV

        The location and post office address of its registered office in this State is 33 South Sixth Street, Minneapolis., Minnesota 55402, County of Hennepin.

ARTICLE V

        The amount of stated capital with which the corporation will begin business is one thousand dollars ($1,000.00).

ARTICLE VI

        The total authorized number of shares is one hundred (100), all of which are without par value.

ARTICLE VII

        The name and post office address of each of the incorporators are:

Name	Post Office Address
John S. Hoenigmann	70 Pine Street, New York, NY 10270
Leif A. Tonnessen	70 Pine Street, New York, NY 10270
Paul Allersmeyer	70 Pine Street, New York, NY 10270

ARTICLE VIII

        The name and post office address of each of the first directors are:

Name	Post Office Address
Robert Karin	7 Becker Farm Rd., Roseland, NJ 07068
James B. Duffy	7 Becker Farm Rd., Roseland, NJ 07068
Richard T. O'Connell, Jr.	3000 Westchester Ave., Harrison, NY 10528
Arthur V. Richards	3000 Westchester Ave., Harrison, NY 10528
William C. Kingsford	3000 Westchester Ave., Harrison, NY 10528

and the term of office of each shall be one (1) year and until his successor is elected and qualifies.

ARTICLE IX

        The Board of Directors shall have authority to make and alter the By-Laws of the corporation, subject to the powers of the shareholders to change or repeal any such By-Laws: provided, however, that the Board of Directors shall not make or alter any By-Laws fixing their number, qualifications, classifications or term of office.

        IN TESTIMONY WHEREOF, we have hereunto set our hands and seals this 28th day of May, 1986.

In presence of:

/s/ A. Patalano A. Patalano
	/s/ Leif A. Tonnessen Leif A. Tonnessen	(SEAL)
	/s/ John S. Hoenigmann John S. Hoenigmann	(SEAL)
	/s/ Paul Allersmeyer Paul Allersmeyer	(SEAL)

STATE OF NEW YORK	)
	)	SS.:
COUNTY OF NEW YORK	)

        On this 28th day of May, 1986 personally appeared before me, Leif A. Tonnessen, John S. Hoenigrnann and Paul Allersmeyer, to me known to be the persons named in and who executed the foregoing Articles of Incorporation, and each acknowledged this to be of their own free act and deed or the uses and purposes therein expressed.

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ARTICLES OF INCORPORATION OF BLOOMINGTON, MN., L.T., INC.
ARTICLE I
ARTICLE II
ARTICLE III
ARTICLE IV
ARTICLE V
ARTICLE VI
ARTICLE VII
ARTICLE VIII
ARTICLE IX